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                       QUOTA SALE AND PURCHASE AGREEMENT

concluded by

Mannai Corporation Limited whose seat is at P.O. Box 76, Doha, Qatar as the Belle (hereinafter referred to: the "Seller")

and

Dynamic I-T Inc. whose seat is at Suite 400, 10200 W 44 Avenue, Wheat Ridge Colorado 80033, USA as the buyer (hereinafter referred to: the "Buyer")

(together hereinafter referred to: the "Parties")

at the place and on the date indicated below, on the following terms and conditions:

1. The Quota

The Seller is the solo owner (quotaholder) of BM Hungary Parts Supply and Distribution Co. Ltd. (seat: 1112 Budapest, Rako u. 27., Hungary; hereinafter referred to: the "Company"). The Company was registered into the Company Register under registration number 01-09-076254 on February 19, 1992 by the Metropolitan Court Budapest as Court of Registration- The Seller's quota has a face value of HUF 1,000,000 (say one-million Hungarian Forints) and represents 100% of the registered capital of the Company (hereinafter referred to: the "Quota").

2. Sale of the Quota

The Seller shall transfer to the Buyer 100% of their fully paid-up Quota and Buyer shall acquire the Quota on the terms and conditions set out herein free from all liens, charges and encumbrances and together with all rights now or hereafter attached thereto (including the right to any distribution of profits made after the Completion Date in respect of any financial year of the Company),
on July   , 2000 (the "Completion Date"). Therefore, Buyer shall become the sole owner (quotaholder) of the Company,

3. Purchase Price

The consideration for the Quota to be paid by the Buyer to the Seller shall be:
USD 1 (say one US Dollar) (hereinafter referred to: the "Purchase Price"). The Purchase Price of the Quota shall be paid in US Dollars.



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4. Completion

On the Completion Date, the Buyer shall pay the Purchase Price to the Seller.

The Buyer shall undertake to send a declaration on the acquisition of the Quota and the date of the acquisition to the Company's Managing Director immediately following the execution of this Agreement. In addition to the above, this declaration must also contain a statement of the Buyer that it is bound by the provisions of the Company's Deed of Foundation and fully accepts them without reserve. This Declaration has to be made in a notarial document or in a fully certified private document in a form as set out in Schedule I (hereinafter referred to: the "Declaration").

Subject to compliance by the Buyer with first and second paragraph of this Section, the Seller shall cause the Company, through its Managing Director, to modify the Company's List of Quotaholders to reflect the transfer hereunder and to report the transfer of the Quota to the competent Court of Registration immediately following he receipt of the Declaration.

5. Warranties

The Seller warrants to the Buyer that as of the date hereof and as of the Completion Date:

5.1 the Seller is the sole and exclusive owner of the Quota and is registered as the owner of the Quota with the competent Court of Registration;

5.2 the execution and performance of this Agreement by the Seller and the completion of the transactions contemplated hereby, are authorised, require no further approvals or authorisations and this Agreement constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms;

5.3 the Quota, with a nominal value of HUF 1,000,000 represents 100% of the registered capital of the Company and has been fully paid;

5.4 the Quota is free and clear of any and all liens, claims and encumbrances and is not subject to any litigation (including administrative procedures) or any third party rights; and

5.5 upon completion of the transaction contemplated hereby, the Buyer will become the sole owner of the Quota free and clear of all encumbrances.

5.6 the foundation of the Company has taken place lawfully; the decree on the registration of the Company is non-appealable; the Company has all of the necessary books, records and documents imposed upon the law, and if necessary, these were submitted to the Court of Registration; and also there is no supervising legal procedure in process against the Company performed by the Court of Registration;

5.7 the Company keeps its books in accordance with the relevant legal rules.



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6. Indemnities

If any of the warranties as set out in Section 5 of this Agreement (hereinafter referred to: the "Warranties") are not true, the Seller shall be obligated to reimburse any damages to the Buyer or to the Company, emerged from this failure.


The Seller agrees to indemnify the Buyer and hold it harmless from and against any and all liabilities, actions, losses, costs, damages, claims, expenses, interest and penalties (including without limitation reasonable legal fees and disbursements) incurred in connection with any claims made in relation to the Warranties which the Buyer may sustain at any lime by reason of the breach of any of the Warranties.

7. Title

The title to the Quota shall be transferred to the Buyer upon the Completion Date, provided that the Buyer has fulfilled its obligations as set out In
Section 4 of this Agreement. The Parties agree that the Buyer shall be entitled to exercise the rights arising from this Agreement upon the Completion Date, provided that the Buyer has fulfilled its obligations as set out in Section 4 of this Agreement.

8. Declaration of the Buyer

The Buyer declares that it is aware of the stipulations of the Deed of Foundation of the Company - that has been submitted to it by the Seller - and the Buyer shall consider them as binding on itself.

9. Miscellaneous

9.1 The parties will attempt to settle disputes arising from this Agreement in an amicable way. 1f the negotiations are unsuccessful, all disputes arising from or in connection with this Agreement, its breach, termination, validity or interpretation, will be exclusively decided by the Court of Arbitration attached to the Hungarian Chamber of Commerce and Industry (Budapest) in accordance with its own Rules of Proceedings. The place of arbitration shall be Budapest. The number of arbitrators shall be 3 (three). The language of the proceedings shall be English.

9.2 Each party will cover its own expenses in connection with the negotiation, preparation and performance of this Agreement.

9.3 If any section of this Agreement is or becomes null and void or unenforceable, this will not influence the validity of other sections of the Agreement which will remain in full force and effect

9.4 This Agreement may be amended, modified and supplemented only by a written instrument authorised and executed on behalf of the Buyer and the Seller.

9.5 This Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other party.



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9.6 All required notices will be made by the parties in writing and shall be deemed to have been duly given (a) when delivered by hand, (b) on the date of receipt specified in any return receipt when it is mailed, certified or registered mail, return receipt requested, with postage prepaid, or sent by DHL or other recognised international courier service or (c) when sent by facsimile (with receipt confirmed) as follows:


                9.6.1        to the Seller

                Address:     Mannai Corporation Limited
                             P.0. Box 76, Doha, Qatar
                Fax:         0097 44 411 982
                Attention:   ......


                9.6.2        to the Buyer:

                Address:     Dynamic I-T Inc.
                             Suite 400, 10200 W 44 Avenue, Wheat Ridge, Colorado 80033, USA

                Fax:         011 44 0207 628 2682
                Attention:   Mr. Patrick D. Doyle

9.7 This Agreement has been executed in 2 (two) English copies.

This Agreement has been read, understood and signed by the Parties in compliance with their intentions.




        /s/ [illegible]                     /s/ Patrick D. Doyle
        ---------------------------------   ---------------------------------
        Mannai Corporation Limited          Dynamic I-T Inc.
        represented by                      represented by

        Name: .....                         Name: Patrick D. Doyle
        Position: ....                      Position: Director

        Date:                               Date:



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